As filed with the Securities and Exchange Commission on April 27, 1999
                                                  Registration No. 333-
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------
                            THE HAIN FOOD GROUP, INC.
             (Exact name of registrant as specified in its charter)
           Delaware                                       22-3240619
  (State or other jurisdiction of                     (I.R.S. Employer
  incorporation or organization)                    Identification Number)
                         50 Charles Lindbergh Boulevard
                            Uniondale, New York 11553
                                 (516) 237-6200
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 Irwin D. Simon
                      President and Chief Executive Officer
                            The Hain Food Group, Inc.
                         50 Charles Lindbergh Boulevard
                            Uniondale, New York 11553
                                 (516) 237-6200
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------
                                   copies to:
      Roger Meltzer, Esq.                          Kenneth W. Miller, Esq.
    Cahill Gordon & Reindel                         Walter Weinberg, Esq.
        80 Pine Street                              Katten Muchin & Zavis
   New York, New York 10005                  525 West Monroe Street, Suite 1600
        (212) 701-3000                                Chicago, IL 60661
                                                       (312) 902-5200
                         ------------------------------
     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered to on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
Title of Securities to be       Amount to be          Proposed Maximum             Proposed Maximum             Amount of
      Registered                Registered(1)    Offering Price Per Share (2) Aggregate Offering Price (2)   Registration Fee
------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value         991,736 shares               $18.0625                   $17,913,232                 $4,980
$.01 per share
------------------------------------------------------------------------------------------------------------------------------

(1) The amount to be registered consists of 991,736 shares to be issued upon conversion of our 7% subordinated convertible notes due 2004 assuming conversion of such notes into the number of shares of common stock equal to 150% of the number of shares issuable upon such conversion based upon the lowest closing price of our common stock since January 1, 1999. The lowest closing price for such period was $15.125 per share, on March 22, 1999.

(2) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the amount of the registration fee based on the average of the high and low prices of the Company's Common Stock as reported on the Nasdaq National Market System on April 15, 1999.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to
Section 8(a), may determine.


===============================================================================

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.



                   SUBJECT TO COMPLETION, DATED APRIL 27, 1999


PROSPECTUS


                            THE HAIN FOOD GROUP, INC.
                                  Common Stock

                                -----------------


     The selling stockholders identified in this prospectus are offering for resale under this prospectus shares of our common stock to be issued upon conversion of our 7% subordinated convertible notes due 2004.

     These shares may be offered from time to time by the selling stockholders through public or private transactions, on or off the Nasdaq National Market, at prevailing market prices or at privately negotiated prices. The selling stockholders will receive all of the proceeds from the sale of the shares and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. We will pay the expenses of registration of the sale of the shares.

     The exact number of shares to be issued pursuant to the notes will depend upon the average market price of our common stock during the ten trading days prior to any conversion of the notes. See "Terms of the Offering."

     Our common stock is listed on the Nasdaq National Market under the symbol "HAIN." On April 22, 1999, the last reported sales price of our common stock on the Nasdaq National Market was $18.0625 per share.

     Investing in our common stock involves risks. See "Risk Factors" beginning on page 6.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                -----------------

                    Prospectus dated                 , 1999

                                -----------------

                                TABLE OF CONTENTS

                                                      Page                                                           Page




TERMS OF THE OFFERING....................................2     SELLING STOCKHOLDERS   .................................14
PROSPECTUS SUMMARY.......................................3     PLAN OF DISTRIBUTION....................................16
RISK FACTORS.............................................6     DESCRIPTION OF CAPITAL STOCK............................17
USE OF PROCEEDS.........................................12     LEGAL MATTERS...........................................19
DETERMINATION OF OFFERING PRICE.........................12     EXPERTS.................................................19
PRICE RANGE OF COMMON STOCK AND                                WHERE YOU CAN FIND MORE
   DIVIDEND POLICY......................................13        INFORMATION .........................................21



                             ---------------------

     You should rely only on the information contained or incorporated by reference in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may be used only where it is legal to sell these securities. The information contained or incorporated by reference in this prospectus may be accurate only on the date of this prospectus.


     This prospectus contains certain forward-looking statements regarding our future financial condition and results of operations and our business operations. These statements involve risks, uncertainties and assumptions, including industry and economic conditions and customer actions and the other factors discussed in this prospectus (including under the caption "Risk Factors") and in our filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. The words "expect," "estimate," "anticipate," "predict" and similar expressions are intended to identify forward-looking statements.

                              TERMS OF THE OFFERING

     The number of shares of common stock to be issued upon conversion of any note issued to a selling stockholder under the merger agreement dated as of April 6, 1999 among us, Hain Acquisition Corp., our wholly-owned subsidiary, and Natural Nutrition Group, Inc., will be based upon the conversion price equal to the average of the closing prices of our common stock for the ten (10) trading days prior to any conversion of that note. For illustrative purposes, the number of shares of common stock which may be issued upon conversion of all the notes at various conversion prices is set forth in the table below.

     The conversion of notes into shares of common stock is subject to a minimum conversion price of $22.00 per share until the date six months after the closing of the acquisition of Natural Nutrition Group. Thereafter, the notes will be convertible at any time at the option of the holders of the notes at a conversion price determined as set forth above. The actual number of shares of common stock which may be issued cannot be stated with certainty and is dependent upon a fluctuating market price of common stock (see "Risk Factors"). The table provides a historical basis for an estimate of the number of shares of common stock which may be issued. Since January 1, 1999, the market price of our common stock obtained a high last closing price of $23.5625 on January 7, 1999 and a low last closing price of $15.125 on March 22, 1999. Although the historical record of stock prices is no assurance of future performance, we believe it creates a reasonable basis for a range of the possible number of shares which may be issued pursuant to the notes.

                                                                                           Number of Shares of Common
                                                                                           Stock Issued
                                                                                           if all Notes were Fully
                                                                    Conversion Price       Converted

150% of number of shares
issuable at the lowest closing
price since January 1, 1999...............................             $10.08                        991,736

Lowest closing price since
January 1, 1999...........................................             $15.125                       661,157

Closing price on April 15, 1999...........................             $16.9375                      590,406

First six months minimum
conversion price..........................................             $22.00                        454,545

Highest closing price since
January 1, 1999...........................................             $23.5625                      424,403

                               PROSPECTUS SUMMARY

     To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and the information incorporated by reference in this prospectus.

                            The Hain Food Group, Inc.

     We market, distribute and sell natural and specialty food products under brand names which we sell as "better for you" products. Our product categories encompass natural and organic foods, medically directed foods, weight management and portion control foods, snack foods and kosher foods. These products are sold primarily to specialty and natural food distributors and are marketed nationally to supermarkets, natural food stores, and other retail classes of trade. Except for our Nile Spice(R) soup brand, the product lines of our subsidiaries AMI Operations Inc., Deboles Nutritional Foods, Inc. and Dana Alexander, Inc., the maker of Terra(R) chips, our products are produced by independent food processors, or co-packers, using proprietary specifications which we control. In addition, we will manufacture products under the Health Valley(R), Breadshop's(R) and Casbah(R) brands in the soon to be acquired Irwindale, California facility operated by Natural Nutrition Group.

     Since our formation in 1993, we have completed a number of acquisitions of companies and brands. In July 1998, we acquired:

     o    Arrowhead Mills, Inc., a natural foods company;
     o Dana Alexander, Inc., the maker of Terra Chips natural vegetable chips;
     o    Garden of Eatin', Inc., a natural snack products company; and
     o    DeBoles Nutritional Foods, Inc., a natural pasta products company.

     Our other principal acquisitions and agreements include:

     o Earth's Best(R)natural baby foods products, which we sell under a license from H.J. Heinz Company granted April 1, 1999;
     o Nile Spice Soups, which we acquired from a subsidiary of The Quaker Oats Company in December 1998;
     o Westbrae Natural, Inc., through which we sell natural foods under the Westbrae(R), Westsoy(R), Little Bear Organic Foods(R) and Bearitos(R) labels, acquired in October 1997;
     o    Boston Better Snacks, a snack foods producer, acquired in May 1997;
     o Weight Watchers(R)dry and refrigerated products, which we sell under a license from H.J. Heinz Company granted in March 1997;
     o The Estee Corporation, a maker of sugar-free, medically directed food products, acquired in November 1995;
     o Hain Pure Food Co., Inc., a natural food product company, including Hollywood Foods, a maker of cooking oils, condiments and vegetable juice, acquired in April 1994; and
     o Kineret Foods Corporation, a kosher foods company, acquired in November 1993.

     In addition, we own the Nile Spice(R), Farm Foods(R), Harry's Premium Snacks(R), Featherweight(R), and Alba(R) brands.

     As a leading natural and organic food company, we sell a full line of products under our Hain Pure Foods(R), Westbrae(R), Westsoy(R), Little Bear Organic Foods(R), Bearitos(R), Arrowhead Mills(R), Terra(R), DeBoles(R), Garden of Eatin(R) and Farm Foods(R) brands. Our specialty food products include:

     o    Cooking oil and condiment products under our Hollywood(R) brand;
     o Sugar-free, medically directed food products under our Estee(R)brand, all of which carry the logo of the American Diabetes Association;
     o    Low-sodium food products under our Featherweight(R) brand;
     o Weight management and portion-control foods under the Weight Watchers(R) brand;
     o Frozen kosher food products under our Kineret(R) and Kosherific(R) brands;
     o Regular and reduced fat snack products under our Boston Better Snacks brand; and
     o    Dry milk products under the Alba(R) brand.

     Our brand names are well-recognized in the various market categories they serve. We acquired these brands over the past five years and seek to grow through internal expansion, as well as the acquisition of complementary brands.

     Our mission is to be the leading marketer and seller of specialty food products, with a strong commitment to total quality management in all departments. We intend to increase sales and improve operating results by investing in product development and building brand equity. Key elements of our business strategy are:

     o    continue growth through mergers and acquisitions;
     o    invest in brands and consumer awareness;
     o    outsource manufacturing;
     o    leverage economies of scale in production and logistics; and
     o    develop export opportunities.

                               Recent Developments

     On April 6, 1999, we announced that we had executed a merger agreement pursuant to which we would acquire the stock of privately-held Natural Nutrition Group, Inc., a manufacturer and marketer of premium natural and organic food products sold under the Health Valley(R), Breadshop's(R) and Casbah(R) brands. Under the terms of the merger agreement, the purchase price consists of $70 million in cash and a $10 million convertible note.

     In connection with the acquisition, we will enter into a new $160 million senior secured loan facility with our senior lenders, which provides for a $30 million revolving credit facility and $130 million of term loans. This facility will be used to finance the acquisition, refinance the Company's existing indebtedness and provide for ongoing working capital needs.

     In April 1999, we announced an agreement with Heinz regarding the sale and distribution of the Earth's Best(R) line of organic baby food products in the U.S. retail grocery and natural food channels, which expanded the companies' current business relationships, first concluded in May 1998, to include U.S. retail grocery customers. The new agreement transfers responsibilities to us for the sale and distribution of the existing Earth's Best(R) line, as well as new product development and introduction utilizing the Earth's Best trademark for infant and toddler feeding products.

                                  The Offering

     Pursuant to the merger agreement, shares of our common stock are obtainable by the selling stockholders upon conversion of the notes at a conversion price equal to the average closing price of the common stock for the ten (10) trading days immediately preceding the conversion date.

     The selling stockholders acquired the notes in accordance with the merger agreement. Upon conversion of the notes, the selling stockholders may offer for sale, by use of this prospectus, the shares of common stock issuable under such notes. See "Plan of Distribution."

                                  RISK FACTORS

     Prospective investors should carefully consider the following factors and the other information contained in this prospectus before purchasing any shares of our common stock.

Our Business Is Dependent Upon Our Ability To Successfully Integrate Our Acquisitions Into Our Existing Operations

     We cannot be certain that we can effectively integrate newly acquired businesses into our operations. Since our formation, we have acquired several companies. Our future success may be dependent upon our ability to effectively integrate these companies and brands, including our ability to realize potentially available marketing opportunities and cost savings, some of which may involve operational changes. We cannot be certain:

     o as to the timing or number of marketing opportunities or amount of cost savings that may be realized as the result of our integration of these companies and brands;
     o that these acquisitions will enhance our competitive position and business prospects;
     o that our combination or integration of these acquisitions will be successful; or
     o that we will not experience difficulties with customers, personnel or other parties as a result of these acquisitions.

     In addition, we cannot be certain that we will be successful in:

     o integrating our distribution channels with those of the acquired companies;
     o coordinating sales force activities of or in selling the products of the acquired companies to our customer base; or
     o integrating the acquired companies into our management information systems or in integrating the acquired companies' products.

     The shares of common stock included in this prospectus will be issued upon the conversion of notes which are to be issued to stockholders of Natural Nutrition Group in connection with our acquisition of Natural Nutrition Group and its subsidiaries Health Valley Company and Sahara Natural Foods, Inc. Our other recent acquisitions include Arrowhead Mills, Terra, Garden of Eatin' and DeBoles in July 1998 and Westbrae in October 1997. We have also acquired several individual brands, including:

     o    Nile Spice(R), which we acquired from Quaker Oats in December 1998;
     o    Alba(R), which we acquired from Heinz in July 1997; and
     o    Boston Better Snacks, which we acquired in May 1997.

     Further, we have entered into a number of licensing agreements under which we use the brands of others, including licensing agreements with:

     o Heinz U.S.A., a division of Heinz, for use of the Earth's Best(R)line of baby food products in the United States in April 1999; and
     o Golden Grain Company, a subsidiary of Quaker Oats, for use of the Near East(R)brand in the United States in December 1998;

     o Weight Watchers, a subsidiary of Heinz, pursuant to which we manufacture, market and sell Weight Watchers(R)dry and refrigerated products in March 1997.

     Integrating these businesses will require management resources and may divert our management from our day-to-day operations.

Our Acquisition Strategy Exposes Us To Risk

     Our acquisition strategy is based on identifying and acquiring businesses with products and/or brands that complement our existing product mix. We will evaluate specific acquisition opportunities based on prevailing market and economic conditions. We cannot be certain that we will be able to:

     o    successfully identify suitable acquisition candidates;
     o    obtain necessary financing;
     o    complete acquisitions; or
     o    integrate acquired businesses into our operations.

     Our completed or future acquisitions may not achieve acceptable levels of operating results or otherwise perform as expected. These acquisitions also involve special risks, including:

     o risks associated with unanticipated problems, liabilities and contingencies;
     o diversion of management attention and possible adverse effects on earnings resulting from increased goodwill amortization, increased interest costs and the issuance of additional securities; and
     o    difficulties related to the integration of the acquired business.

     We may encounter increased competition for acquisitions in the future, which could result in acquisition prices we do not consider acceptable. In addition, our credit facility with our lending banks contains restrictions that limit our ability to make acquisitions. We are unable to predict whether or when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed.

Our Customers' Preferences For Our Products May Change

     A significant shift in consumer demand away from our products or our failure to maintain our current market position would have a material adverse effect on our business, results of operations and financial condition. While we continue to diversify our product offerings, we cannot be certain that demand for our products will continue at current levels or increase in the future. Our business is limited to specialty food products in niche markets geared to consumers of natural foods, medically-directed and weight management food products, kosher foods and other specialty food items. We are subject to evolving consumer preferences for these products. We have other significant product categories, such as cooking oils and non-dairy beverages, which, if consumer demand for such categories were to decrease, could have a material adverse effect on our business, results of operations and financial condition.

The Markets In Which We Sell Our Products Are Competitive

     We operate in highly competitive geographic and product markets, and some of our markets are dominated by competitors with greater resources than ours. We cannot be certain that we can successfully compete for sales to distributors or stores that purchase from larger, more established companies that have greater financial, managerial, sales and technical resources. Larger competitors also may be able to benefit from economies of scale, pricing advantages or the introduction of new products that compete with our products. There can be no assurance that we will achieve the market penetration that we seek in order to implement our business strategy. We cannot be certain that competitors will not introduce other products in the future that compete with our products or that such competitive products will not have an adverse effect on our business, results of operations and financial condition.

Our Competitive Positions Depends On Our Ability To Attract And Retain Key Personnel

     We are highly dependent upon the services of Irwin D. Simon, our President and Chief Executive Officer. The loss of the services of Mr. Simon could have a material adverse effect on our business, results of operations and financial condition. In addition, our ability to develop and market our products and to achieve and maintain a competitive position depends, in large part, on our ability to attract and retain qualified operations, sales and marketing personnel.

We Rely On Independent Distributors And Brokers For A Substantial Portion Of Our Sales

     We rely upon sales efforts made by or through non-affiliated food brokers to distributors and other customers. The loss of, or business disruption at, one or more of these distributors or brokers may have a material adverse effect on our business, results of operations and financial condition. If we were required to obtain additional or alternative distribution and food brokerage agreements or arrangements in the future, we cannot be certain that we will be able to do so on satisfactory terms or in a timely manner. Two distributors, United Natural Foods and Tree of Life, accounted for approximately 23% and 14%, respectively, of our pro forma (prior to the acquisition of Natural Nutrition Group) calendar year 1998 sales. Our inability to enter into satisfactory brokerage agreements may inhibit our ability to implement our business plan or to establish markets necessary to develop our products successfully. The success of our business depends, in large part, upon the establishment of a strong distribution network. Food brokers act as selling agents representing specific brands on a non-exclusive basis under oral or written agreements generally terminable at any time on 30 days notice and receive a percentage of net sales as compensation. Distributors purchase directly for their own account for resale.

We Rely On Independent Manufacturers And Co-Packers To Produce A Substantial Number Of Our Products

     The loss of one or more manufacturers, co-packers or suppliers, or our failure to retain manufacturers, co-packers and suppliers for newly acquired products or brands, could have a material adverse effect on our business, results of operations and financial condition until such time as an alternate source of supply could be secured, which may be on less favorable terms. Failure to obtain in a timely manner and on comparable terms other suppliers if a present supplier terminated its relation-ship with us could have a material adverse effect on our business, results of operations and financial condition. Except for our Nile Spice soup brand and the product lines of Arrowhead, Deboles and Terra, we do not manufacture, produce or package any of the products or brands which we currently market, although we develop and own the formulas and recipes, and we design the packaging for our products. Accordingly, we are dependent upon independent manufacturers and co-packers to produce and package a majority of our products. In addition, we will manufacture products under the Health Valley(R), Breadshop's(R) and Casbah(R) brands in the soon to be acquired Irwindale California facility operated by Natural Nutrition Group.

     Also, we obtain several of our products and the raw materials for several of our products from a limited number of suppliers, the loss of any of which could materially impact our business.

Our Ownership Of Our Trademarks Is Critical To The Success Of Our Business

     Our inability to use our trademarks could have a material adverse effect on our business, results of operations and financial condition. We own the principal trademarks for our products. We believe that such trademarks are important to the marketing of our products. In connection with our licensing agreements, we have the right to use the Weight Watchers(R), Earth's Best(R), and certain other trademarks.

Our Products Are Subject To Government Regulation

     We cannot be certain that we or our manufacturers, distributors and co-packers will be able to comply with the various federal, state and local laws and regulations governing production, sale, safety, advertising, labeling and ingredients to which our specialty food products are subject in the future or that new governmental laws and regulations will not be introduced which could result in additional compliance costs, seizures, confiscation, recall or monetary fines, any of which could prevent or inhibit the development, distribution and sale of our products or have a material adverse effect on our business, results of operations and financial condition. In addition, product recalls could adversely affect sales of our products. In addition, our kosher food products are subject to additional regulation and inspection.

Product Liability Suits, If Brought, Could Have A Material Negative Effect On Our Business

     If a product liability claim exceeding our insurance coverage were to be successfully asserted against us, it could have a material adverse effect on our business, results of operations and financial condition. There is no assurance that such coverage will be sufficient to insure against claims which may be brought against us, or that we will be able to maintain such insurance or obtain additional insurance covering existing or new products. As a marketer of food products, we are subject to the risk of claims for product liability. We maintain product liability insurance and generally require that our co-packers maintain product liability insurance with us as a co-insured.

Some Of Our Products Require Certification

     The loss of any independent certifications or permissions could adversely affect the marketing position and goodwill afforded products that currently have such certifications, which could have a material adverse effect on our business, results of operations and financial condition. We must comply with the requirements of independent organizations or certification authorities in order to make certain statements on the labels of our products. For example, for our Estee products to carry the logo of the American Diabetes Association, or ADA, the packaging must meet the standards of the ADA. In addition, our kosher foods are certified kosher.

Certain Stockholders May Be Able To Control Our Actions

     Mr. Simon, our President and Chief Executive Officer, together with the other officers and directors of Hain beneficially owns an aggregate of approximately 15.7% of our common stock (prior to the acquisition of Natural Nutrition Group). Accordingly, our officers and directors will be in a position to influence the election of our directors and otherwise influence stockholder action. In addition, according to a Schedule 13D amendment filed with the Commission dated January 12, 1999, certain unaffiliated holders of our common stock beneficially own, prior to this offering, an aggregate of up to 23.7% of our outstanding common stock.

We Are Authorized To Issue Preferred Stock To Deter Takeover Attempts

     Our board of directors is empowered to issue, without stockholder approval, preferred stock with dividends, liquidation, conversion, voting or other rights which could decrease the amount of earnings and assets available for distribution to holders of our common stock and adversely affect the relative voting power or other rights of the holders of our common stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control. Our certificate of incorporation authorizes the issuance of up to 5,000,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. Although we have no present intention to issue any shares of our preferred stock, we may do so in the future under appropriate circumstances. See "Description of Capital Stock."

We Do Not Pay Dividends

     We have not paid any dividends on our common stock to date and do not anticipate declaring or paying any dividends in the foreseeable future. Our ability to pay dividends is currently restricted by our credit facility with our lending banks. See "Price Range of Common Stock and Dividend Policy."

The Market Price Of Our Common Stock Has Fluctuated In The Past And Could Fluctuate Significantly

     Our operating results have fluctuated in the past and will fluctuate in the future based on many factors. These factors, many of which are outside our control, include:

     o    failure to adequately integrate acquired companies;
     o    fluctuations in the general economy;
     o    increased competition;
     o    changes in operating expenses;

     o    expenses related to acquisitions;
     o    the potential adverse effect of acquisitions;
     o    the size and timing of customer orders;
     o    new product introductions;
     o    changes in customer preferences; and
     o    market acceptance of new products.

     Due to these and other unforeseen factors, it is likely that in some future quarter our operating results will be below the expectations of public market analysts and investors. In such event, the price of our common stock would likely be materially adversely affected.

Our Computer Systems, And Those Of Others On Whom We Rely, May Not Achieve Year 2000 Readiness

     Certain systems of our recently acquired businesses are not Year 2000 compliant. We cannot be certain that Year 2000 issues will not have a material adverse impact on our business, results of operations or financial condition. We plan to integrate the computer functions of such businesses into our Year 2000 compliant systems prior to the end of 1999. The "Year 2000" issue is the result of computer systems that were programmed in prior years using a two digit representation for the year. Consequently, in the Year 2000, date sensitive computer programs may interpret the date "00" as 1900 rather than 2000. We have completed an assessment of our systems affected by the Year 2000 issue and have found only minor issues to be addressed. We believe our current business operation computer programs and systems are Year 2000 compliant.

     We have initiated formal communications with all of our significant suppliers and large customers to determine the extent to which our interface systems are vulnerable to those third parties' failure to remediate their own Year 2000 issues. While we believe that the Year 2000 issue will not have a material adverse effect on our business, results of operations or financial condition, we cannot be certain that the systems of other companies on which our systems rely will be timely converted and would not have an adverse effect on our systems.

Effect Upon Market Price Of Shares To Be Issued Upon Conversion

     Pursuant to the merger agreement, we issued notes to the selling stockholders as part of the merger consideration. Subject to certain restrictions, the selling stockholders may convert the notes into shares of common stock at a conversion price equal to the average closing price of the common stock for the ten (10) trading days immediately preceding the date the notes are presented for conversion.

     Under the foregoing conversion formula for the notes, the number of shares of common stock issuable upon conversion will increase if the market price of the common stock decreases. We cannot determine accurately the number of shares which may be issued to the holders of the Notes as such number is based upon the market price of the common stock prior to the conversion date.

     To the extent the selling stockholders convert a portion of the notes and then sell the shares of common stock received upon conversion, the market price of the common stock may decrease even further due to the additional shares in the market which would allow the selling stockholders to convert other portions of the notes into greater amounts of common stock and further depress the price of the common stock.

     Sales in the public market of substantial amounts of common stock, including sales of shares issued upon conversion of the notes or the perception that such sales could occur, could depress prevailing market prices for the common stock. The existence of the notes and any other options, may prove to be a hindrance to future equity financing by us. Further, the holders of such options may exercise them at a time when we would otherwise be able to obtain additional equity capital on terms more favorable to us.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of shares by the selling stockholders. All of the proceeds from the sale of shares of common stock by the selling stockholders will be received by the selling stockholders.

                         DETERMINATION OF OFFERING PRICE

     The common stock offered by this prospectus may be offered for sale by the selling stockholders from time to time in transactions on the over-the-counter market, in negotiated transactions, or otherwise, or by a combination of these methods, at fixed prices which may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. As such, the offering price is indeterminate as of the date of this prospectus. See "Plan of Distribution."

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Our common stock is traded on the Nasdaq National Market under the symbol "HAIN." The following table sets forth, for the fiscal periods indicated, the high and low closing prices per share of our common stock on the Nasdaq National Market.


                                                           Price
Period                                                      High      Low

Year Ended June 30, 1997
     First quarter...................................   $4           $3 1/16
     Second quarter..................................     4            3 1/4
     Third quarter...................................     5 3/4        3 3/8
     Fourth quarter..................................     5 5/16       4 1/8
Year Ended June 30, 1998
     First quarter...................................   $11 15/16    $4 27/32
     Second quarter..................................     12 3/4       8 5/8
     Third quarter...................................     19 13/16     9 1/16
     Fourth quarter..................................     27 1/4       17 11/16
Year Ending June 30, 1999
     First quarter...................................   $27 3/4      $14 7/8
     Second quarter .................................     25           12 1/8
     Third quarter...................................     23 9/16      15 1/8
     Fourth quarter  (through April 15, 1999)........     17 1/16      16 1/6

     On April 22, 1999 the closing price of the common stock on the Nasdaq National Market was $18.0625 per share.

     We have not paid any dividends on our common stock to date. We intend to retain all future earnings for use in the development of our business and do not anticipate declaring or paying any dividends in the foreseeable future. The payment of all dividends will be at the discretion of our board of directors and will depend on, among other things, future earnings, operations, capital requirements, contractual restrictions, our general financial condition and general business conditions. Our ability to pay dividends is currently restricted by our credit facility with our senior lenders.

                              SELLING STOCKHOLDERS

     The selling stockholders are the holders of the 7% convertible notes due 2004 issued pursuant to the merger agreement (for more information about the notes, see "Description of Capital Stock--Notes"). The shares are obtainable upon conversion of the notes. The following table sets forth certain information regarding ownership of the shares of common stock issuable upon conversion of the notes.

                                                         Shares of Common Stock Registered for Resale

                                                                                    Conversion Price of
                                             Conversion       Percent of Shares       150% of Shares       Percent of Shares
                                              Price of           Beneficially       Issuable at Lowest        Beneficially
                                               $22.00               Owned           1999 Closing Price           Owned
                                               ------               -----           ------------------           -----

Chance Bahadur                                    327                 *                      714                   *
Diane Beardsley                                 3,580                 *                    7,810                   *
John Calfas                                     8,055                 *                   17,574                   *
Frontenac VI Limited Partnership              210,050                1.5%                458,293                  3.2%
Timothy J. Healy                                  327                 *                      714                   *
George J. Mateljan, Jr.                        22,919                 *                   50,006                   *
Mark Smith                                        327                 *                      714                   *
Cados Family Trust                              7,160                 *                   15,621                   *
Wasserstein Perella & Co.                       1,528                 *                    3,334                   *
State of Wisconsin Investment Board           176,370                1.3%                384,808                  2.7%
William R. Voss                                23,902                 *                   52,149                   *


-----------------------

     *    Less than 1%.

     The selling stockholders are deemed to beneficially own the shares of common stock into which the notes held by them are convertible. As discussed in greater detail under "Terms of the Offering" of this prospectus, the number of shares of common stock which may be issued upon the conversion of the notes is dependent upon the market price of our stock on the ten (10) trading days prior to the conversion of each note. The number of shares listed in the table above is the total of the estimated shares which may be acquired by the selling stockholders pursuant to the notes and which are being registered pursuant to the Form S-3 registration statement, of which this prospectus is a part, assuming (a) conversion by all the selling stockholders at a conversion price of $22.00 per share and (b) conversion of the notes by the selling stockholders into the number of shares of common stock equal to 150% of the number of shares issuable based on the lowest closing price of our common stock since January 1, 1999 of $15.125. The information set forth above may have no relationship to the market price of our stock at the conversion dates of any of the notes.

     Total shares of common stock outstanding for the purpose of the calculation of percentage of beneficial ownership consists of 13,970,790 shares of our common stock outstanding as of April 16,

1999 plus, for each selling stockholder, the number of shares into which that selling stockholders notes are convertible, but does not include shares of common stock issuable to the other selling stockholders or upon exercise of warrants or outstanding stock options that may be granted under our stock options plans.

     The selling stockholders have represented to us that they will acquire the notes for their own account for investment only and not with a view towards the public sale or distribution thereof, except pursuant to sales registered under the Securities Act or exemptions therefrom. In recognition of the fact that the selling stockholders, even though purchasing the notes for investment, may wish to be legally permitted to sell their shares when they deem appropriate, we agreed with the selling stockholders to file with the Commission under the Securities Act the registration statement with respect to the sale of the shares from time to time in transactions in the over-the-counter market, in privately negotiated transactions, or through a combination of these methods of sale, and have agreed to prepare and file such amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until the shares are no longer required to be registered for the sale thereof by the selling stockholders. In the event the registration of additional shares is necessary, we will prepare and file such additional registration statements as may be necessary to allow the selling stockholders to sell all of the shares.

                              PLAN OF DISTRIBUTION

     All of the shares offered hereby may be sold from time to time by the selling stockholders or by their registered assigns. The shares offered hereby may be sold by one or more of the following methods: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may purchase and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(d) privately negotiated transactions; and (e) face-to-face transactions between sellers and purchasers without a broker-dealer.

     Any of the selling stockholders may be deemed to be a statutory underwriter under the Securities Act. Also any broker-dealers who act in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act.

     In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Such broker or dealers may receive commissions or discounts from the selling stockholders in amounts to be negotiated by the selling stockholders. The selling stockholders may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholders (including, in connection with the distribution of the common stock by such broker-dealers). The selling stockholders may also engage in short sales of the common stock and may enter into option or other transactions with broker-dealers that involve the delivery of the common stock to the broker-dealers, who may then resell or otherwise transfer such common stock. Such broker-dealers and any other participating broker-dealers may, in connection with such sales, be deemed to be underwriters within the meaning of the Securities Act. Any discounts or commissions received by any such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act.

     The selling stockholders may also sell shares in accordance with Rule 144 under the Securities Act, if Rule 144 is then available.

     In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed broker-dealers.

     We will pay all of the expenses incident to the filing of this registration statement, estimated to be $100,000. These expenses include legal and accounting fees in connection with the preparation of the registration statement of which this prospectus is a part, legal and other fees in connection with the qualification of the sale of the shares under the laws of certain states (if any), registration and filing fees and other expenses. The selling stockholders will pay all other expenses incident to the offering and sale of the shares to the public, including commissions and discounts of underwriters, brokers, dealers or agents, if any. We have agreed to keep the registration of the shares offered hereby effective until the earlier of the date when all of the shares offered by the selling stockholders have been sold or two years from the date the merger is consummated. In the event we fail to keep a registration statement effective, interest on the notes will temporarily increase.

                          DESCRIPTION OF CAPITAL STOCK

General

     As of April 16, 1999, our authorized capital stock is 40,000,000 shares of common stock, $.0l par value per share, of which 13,970,790 shares are outstanding, and 5,000,000 shares of preferred stock, $.0l par value per share, none of which had been issued.

     The following description is qualified in all respects by reference to our certificate of incorporation and the bylaws.

Common Stock

     Each share of common stock entitles the holder thereof to one vote on all matters submitted to a vote of the stockholders. Since the holders of common stock do not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect all of our directors then being elected and holders of the remaining shares by themselves cannot elect any directors. The holders of common stock do not have preemptive rights or rights to convert their common stock into other securities. Holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of the common stock have the right to a ratable portion of the assets remaining after payment of liabilities. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

     We are authorized by our certificate of incorporation to issue a maximum of 5,000,000 shares of preferred stock, in one or more series and containing such rights, privileges and limitations including voting rights, dividend rates, conversion privileges, redemption rights and terms, redemption prices and liquidation preferences, as our board of directors may, from time to time, determine.

     The issuance of shares of preferred stock pursuant to our board of directors' authority described above could decrease the amount of earnings and assets available for distribution to holders of common stock, and otherwise adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying or preventing us from being subject to a change in control. See Risk Factors -- "We Are Authorized To Issue Preferred Stock To Deter Takeover Attempts." We are not required by the Delaware General Corporation Law, or the DGCL, to seek stockholder approval prior to any issuance of authorized but unissued stock and our board of directors does not currently intend to seek stockholder approval prior to any issuance of authorized but unissued stock, unless otherwise required by law.

Warrants

     As of April 16, 1999, warrants to purchase an aggregate of 822,717 shares of common stock were outstanding. Each warrant entitles the holder to purchase one share of common stock, subject to anti-dilution adjustments, at an exercise price ranging from $3.25 to $12.69 per share. The warrants have expiration dates ranging from January 27, 2000 to October 14, 2004.

Notes

     The 7% convertible subordinated notes, are convertible at any time after our consummation of the acquisition of Natural Nutrition Group, Inc. The conversion price for the notes is the average closing price of the common stock for the ten (10) trading days prior to the date on which the notes are presented for conversion. The conversion of the notes into shares is subject to a minimum conversion price of $22.00 per share until the date which is six months after the closing of the acquisition of Natural Nutrition Group.

     The notes contain provisions that protect the holder against dilution by adjustment of the exercise price. Such adjustments will occur in the event, among others, of a merger, stock split or reverse stock split, stock dividend or recapitalization. The holder of the notes will not possess any rights as a stockholder of us until such holder converts the notes.

Certificate of Incorporation and Bylaws

     Pursuant to the DGCL, the power to adopt, amend and repeal bylaws is conferred solely upon the stockholders unless the corporation's certificate of incorporation also confers such power upon the board of directors. Under our certificate of incorporation, our board of directors is granted the power to amend our bylaws. Our bylaws provide that each director has one vote on each matter for which directors are entitled to vote. Our certificate of incorporation and/or bylaws also provide that (1) from time to time, by resolution, our board of directors has the power to change the number of directors, (2) the directors will hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified, and (3) special meetings of stockholders may only be called by our board of directors or our officers. These provisions, in addition to the existence of authorized but unissued capital stock, may have the effect, either alone or in combination with each other, of making more difficult or discouraging unsolicited third parties from an acquisition of us deemed undesirable by our board of directors. Our board of directors currently has seven members and one vacancy.

Section 203 of the Delaware Law

     Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (1) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation; (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (3) on or after such date the business combination is approved by the board of directors and by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person, who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. This provision of law could discourage, prevent or delay a change in management or stockholder control of us, which could have the effect of discouraging bids and thereby prevent stockholders from receiving the maximum value for their shares, or a premium for their shares in a hostile takeover situation.

Transfer Agent and Registrar

     The Transfer Agent and Registrar for the common stock is Continental Stock Transfer & Trust Company, New York, New York.

                                  LEGAL MATTERS

     Certain legal matters with respect to the validity of the common stock offered hereby will be passed upon for the Company by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.

                                     EXPERTS

     The consolidated financial statements of The Hain Food Group Inc. appearing in our Annual Report (Form 10-K) for the year ended June 30, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Westbrae Natural, Inc. (formerly Vestro Natural Foods, Inc.) incorporated in this prospectus by reference to the Annual Report on 10-K for the year ended December 31, 1996, have been so incorporated in reliance on the report of Pricewaterhouse Coopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of: (1) AMI Operating, Inc. incorporated by reference herein for the fiscal year ended July 31, 1997 and as of July 31, 1997; (2) Terra incorporated by reference herein for the period from January 1, 1997 through July 31, 1997 and as of July 31, 1997; and (3) Garden of Eatin' incorporated by reference herein for the period from January 1, 1997 through December 23, 1997 and as of December 23, 1997 have been audited by McGladrey & Pullen, LLP, independent auditors, as set forth in their reports thereon incorporated by reference herein. Such financial statements are incorporated by reference herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Arrowhead incorporated by reference herein for the fiscal years ended July 31, 1996 and 1995 and the balance sheet as of July 31, 1996 have been audited by McGinty & Associates, independent auditors, as set forth in their report thereon included herein. Such financial statements are incorporated by reference herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Terra incorporated by reference herein for the years ended December 31, 1996 and 1995 and the balance sheet as of December 31, 1996 have been audited by Katz & Bloom, LLC, independent auditors, as set forth in their report thereon included herein. Such financial statements are incorporated by reference herein in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

     The consolidated financial statements of Natural Nutrition Group, Inc. (formerly known as Intrepid Food Holdings, Inc.) as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998, incorporated in this prospectus by reference from the Current Report on Form 8-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Commission. You can receive copies of such reports, proxy and information statements, and other information, at prescribed rates, from the Commission by addressing written requests to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, you can read such reports, proxy and information statements, and other information at the public reference facilities and at the regional offices of the Commission, Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants such as us that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov.

     This prospectus is part of a registration statement on Form S-3 we filed with the Commission to register the shares that the selling stockholders will sell in this offering. This prospectus does not include all of the information contained in the registration statement. For further information about us and the securities offered in this prospectus, you should review the registration statement and the information incorporated by reference therein. You can inspect or copy the registration statement, at prescribed rates, at the Commission's public reference facilities at the address listed above.

     The Commission allows us to "incorporate by reference" information into the prospectus, which means that we can disclose important information to you by referring you to those documents filed separately with the Commission. The information incorporated by reference is considered part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information.

     This prospectus incorporates by reference the documents listed below that we previously filed with the Commission. These documents contain important information about us and our finances:

     (1) The description of our common stock contained in our Registration Statement on Form 8-A/A dated November 12, 1993 and any amendment or report filed for the purpose of updating such description;

     (2) Westbrae's annual report on Form 10-K filed with the Commission (under Westbrae's prior name of "Vestro Natural Foods, Inc.") for the fiscal year ended December 31, 1996;

     (3) Westbrae's quarterly reports on Form 10-Q filed with the Commission (under Westbrae's prior name of Vestro Natural Foods, Inc.) for the three month periods ended March 31, 1997 and June 30, 1997;

     (4) Our annual report on Form 10-K filed with the Commission for the fiscal year ended June 30, 1998;

     (5) Our quarterly reports on Form 10-Q filed with the Commission for the three month periods ended September 30, 1998 and December 31, 1998; and

     (6) Our current reports on Form 8-K dated July 14, 1998, as amended on Form 8-K/A dated July 23, 1998, April 6, 1999 and April 27, 1999.

     We also incorporate by reference additional documents that we may file with the Commission between the date of this prospectus and the completion of the offering. These additional documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. Upon request, we will provide without charge to each person to whom a prospectus is delivered, including any beneficial owner, a copy of any or all of the information that has been incorporated by reference in this prospectus. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to the President, The Hain Food Group, Inc., 50 Charles Lindbergh Boulevard, Uniondale, New York, 11553, (516) 237-6200.

  =============================================================================



                            The Hain Food Group, Inc.

                                  Common Stock





                                 ---------------

                                   PROSPECTUS
                                ----------------


















                                                            , 1999







 =============================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, incurred in connection with the sale of common stock being registered (all amounts are estimated except the SEC registration fee and the Nasdaq National Market listing fee). We will bear all expenses incurred in connection with the sale of the common stock being registered hereby, and the selling stockholders will not bear any portion of such expenses other than underwriters' commissions and discounts relating to the shares to be sold by each selling stockholders and certain "blue sky" filing, registration and qualification fees, as provided in such agreement.


SEC Registration Fee......................................           $4,980
Nasdaq National Market Listing Fee........................           19,835
Legal Fees and Expenses...................................           50,000
Accounting Fees and Expenses..............................           20,000
Miscellaneous.............................................            5,185
                                                                  ---------

         Total............................................         $100,000
                                                                   ========

----------------------
*    To be completed by amendment.

Item 15.      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article Tenth of the certificate of incorporation of the registrant eliminates the personal liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such elimination of the personal liability of a director of the registrant does not apply to (a) any breach of the director's duty of loyalty to the registrant or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) actions prohibited under Section 174 of the Delaware General Corporation Law (the "DGCL") (i.e., liabilities imposed upon directors who vote for or assent to the unlawful payment of dividends, unlawful repurchase or redemption of stock, unlawful distribution of assets of the Issuer to the stockholders without the prior payment or discharge of the registrant's debts or obligations, or unlawful making or guaranteeing of loans to directors), or (d) any transaction from which the director derived an improper personal benefit.

     Section 145 of the DCGL provides, in summary, that directors and officers of Delaware corporations such as the registrant are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys' fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided, that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnify for such expenses which such court shall deem proper. Any such indemnification may be made by the corporation only as authorized in each specific case upon a determination by stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. In addition, Article Eleventh of the registrant's certificate of incorporation and Article VI of the registrant's by-laws provide for the registrant to indemnify its corporate personnel, directors and officers to the full extent permitted by Section 145 of the DGCL, as the same may be supplemented or amended from time to time.

Item 16.      EXHIBITS.

     The following exhibits are filed as part of this Registration Statement:


Exhibit No.                         Description

     2.1 Agreement and Plan of Merger dated April 6, 1999 by and among Hain Acquisition Corp., The Hain Food Group, Inc. and National Nutrition Group, Inc. (Incorporated by reference to Exhibit 2.1 of the Registrant's Current Report on Form 8-K dated April 27, 1999 (the "Hain 8-K")).

     4.1 Form of Convertible Note (Incorporated by reference to Exhibit 4.1 to the Hain 8-K).

     5* Opinion of Cahill Gordon & Reindel regarding the legality of the securities being registered.

     23.1 Consent of Ernst & Young LLP, Independent Auditors.

     23.2 Consent of PricewaterhouseCoopers LLP, Independent Auditors.

     23.3 Consent of McGladrey & Pullen, LLP, Independent Auditors.

     23.4 Consent of McGinty & Associates, Independent Auditors.

     23.5 Consent of Katz & Bloom, LLC, Independent Auditors.

     23.6 Consent of Deloitte & Touche LLP, Independent Auditors.

     23.7* Consent of Cahill Gordon & Reindel (included in Exhibit 5).

     24 Powers of Attorney authorizing execution of Registration Statement on Form S-3 on behalf of certain directors of Registrant (included on signature pages to this Registration Statement).

---------------------
*      To be filed by amendment

Item 17.      UNDERTAKINGS.

     (A) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (B) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (C) The undersigned registrant hereby undertakes that:

          1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          2. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Uniondale, State of New York, on this 27th day of April, 1999.

                            THE HAIN FOOD GROUP, INC.


                            By: /s/ Irwin D. Simon
                                --------------------------------
                                Name:  Irwin D. Simon
                                Title:  President and Chief Executive Officer

                                POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Irwin D. Simon, the President and Chief Executive Officer of the Registrant, and Gary M. Jacobs, the Chief Financial Officer, Treasurer and Secretary of the Registrant, or either of them, acting alone, as his true and lawful attorney-in-fact, with full power and authority to execute in the name, place and stead of each such person in any and all capacities and to file, an amendment or amendments to the Registration Statement (and all exhibits thereto) and any documents relating thereto, which amendments may make such changes in the Registration Statement as said officer or officers so acting deem(s) advisable.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


/s/ Andrew R. Heyer                 Chairman of the Board of Directors                 April 27, 1999
-------------------------
  Andrew R. Heyer


/s/ Irwin D. Simon                  President, Chief Executive                         April 27, 1999
-------------------------
   Irwin D. Simon                   Officer and Director


/s/ Gary M. Jacobs                  Chief Financial Officer, Treasurer and             April 27, 1999
-------------------------           Secretary (Principal Financial Officer)
   Gary M. Jacobs


-------------------------
  Beth L. Bronner                   Director                                           April 27, 1999


 /s/ Willam J. Fox                  Director                                           April 27, 1999
-------------------------
   William J. Fox


-------------------------
   Jack Futterman                   Director                                           April 27, 1999


 /s/ James S. Gold                  Director                                           April 27, 1999
-------------------------
   James S. Gold


/s/ Kenneth J. Daley                Director                                           April 27, 1999
-------------------------
   Kenneth J. Daley


                                INDEX TO EXHIBITS

Exhibit                      Description

     2.1 Agreement and Plan of Merger dated April 6, 1999 by and among Hain Acquisition Corp., The Hain Food Group, Inc. and National Nutrition Group, Inc. (Incorporated by reference to Exhibit 2.1 of the Registrant's Current Report on Form 8-K dated April 27, 1999 (the "Hain 8-K")).

     4.1 Form of Convertible Note (Incorporated by reference to Exhibit 4.1 to the Hain 8-K).

     5* Opinion of Cahill Gordon & Reindel regarding the legality of the securities being registered.

     23.1 Consent of Ernst & Young LLP, Independent Auditors.

     23.2 Consent of PricewaterhouseCoopers LLP, Independent Auditors.

     23.3 Consent of McGladrey & Pullen, LLP, Independent Auditors.

     23.4 Consent of McGinty & Associates, Independent Auditors.

     23.5 Consent of Katz & Bloom, LLC, Independent Auditors.

     23.6 Consent of Deloitte & Touche LLP, Independent Auditors.

     23.7* Consent of Cahill Gordon & Reindel (included in Exhibit 5).

     24 Powers of Attorney authorizing execution of Registration Statement on Form S-3 on behalf of certain directors of Registrant (included on signature pages to this Registration Statement).

--------------------
*   To be filed by amendment.